2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES RECORD

SECOND QUARTER 2006 RESULTS

Houston, Texas – August 1, 2006...Southwestern Energy Company (NYSE: SWN) today announced financial and operating results for the second quarter of 2006. Highlights include:

•

Record earnings of $37.0 million, up 38% from the same period in 2005

•

Record net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure reconciled below) of $84.3 million, up 30% from the same period in 2005

•

Natural gas and crude oil production of 16.4 Bcfe, up 9% over the same period in 2005

•

Higher realized natural gas and crude oil prices, up 9% and 50%, respectively, over the same period in 2005

For the second quarter of 2006, Southwestern reported net income of $37.0 million, or $0.22 per diluted share, up from $26.8 million, or $0.18* per diluted share, for the same period in 2005. Net income for the second quarter of 2006 included an after-tax gain of $6.7 million ($0.04 per share) on the disposition of the company’s 25% interest in the NOARK Pipeline System, Limited Partnership, which was partially offset by a one-time adjustment of $1.8 million ($0.01 per share) to record additional deferred income tax expense as a result of recently enacted tax legislation by the state of Texas. Net cash provided by operating activities before changes in operating assets and liabilities (non-GAAP; see reconciliation below), was $84.3 million in the second quarter of 2006, up from $65.1 million the same period in 2005. During the second quarter, the effects on the company’s earnings of the higher commodity prices and increased production volumes were largely offset by increases in operating costs and expenses.

“During the second quarter, our development drilling programs in East Texas and the Arkoma Basin continued to deliver solid results and we made significant progress in our Fayetteville Shale play,” stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. “In the Fayetteville Shale play, we increased the pace of our development drilling program as additional rigs were placed in service and we saw marked improvement in well performance resulting from improvements in our fracture stimulation practices. Our production volumes from the Fayetteville Shale have started to increase dramatically, with gross production from the play at approximately 50 million cubic feet of gas per day, as compared to approximately 20 million cubic feet of gas per day at May 1, 2006.

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“We set new records for net income and cash flow during the quarter, primarily due to higher production and higher realized commodity prices. We also saw increases in our per unit costs and expenses reflecting the significant ‘up-front’ investment we have made in equipment and personnel related to our Fayetteville Shale play.”

Net income for the six months ended June 30, 2006 was $95.4 million, or $0.56 per diluted share, up 61% from $59.4 million, or $0.40* per diluted share, for the same period in 2005. Net cash provided by operating activities before changes in operating assets and liabilities was $209.7 million for the first six months of 2006, up 51% from $138.7 million for the same period in 2005.

* Adjusted to reflect the company’s two-for-one stock split effected in November 2005.

Second Quarter 2006 Financial Results

E&P Segment - Operating income from the company’s E&P segment was $49.5 million for the three months ended June 30, 2006, up from $48.6 million for the same period in 2005. The increase in revenues due to higher realized natural gas and oil prices and increased production volumes was largely offset by increased operating costs and expenses.

Southwestern’s natural gas and crude oil production totaled 16.4 Bcfe for the three months ended June 30, 2006, up 9% from 15.0 Bcfe in the second quarter of 2005.  The increase resulted primarily from increased production from the company’s Overton Field in East Texas and from the company’s Fayetteville Shale play.  Net production from the Fayetteville Shale was 1.8 Bcf in the second quarter of 2006, compared to 0.7 Bcf in the first quarter of 2006 and 0.4 Bcf in the second quarter of 2005. Curtailment issues, which were resolved during the quarter, lowered the company’s production during the second quarter of 2006 from the Overton Field by approximately 0.2 Bcfe. Additionally, in July Southwestern released two third-party rigs that had been drilling at Overton, due to excessive day rates. Southwestern expects a newly-contracted third-party rig to be delivered at Overton in August, and expects to bring two company-owned drilling rigs into East Texas by the end of 2006. Due to the release of the two third-party rigs, the company now expects to drill a total of 68 wells at Overton in 2006, as compared to its original plan of drilling 83 wells.

Southwestern’s average realized gas price was $6.23 per Mcf, including the effect of hedges, in the second quarter of 2006, compared to $5.71 per Mcf in the second quarter of 2005. The company’s commodity hedging activities increased its average gas price $0.07 per Mcf during the second quarter of 2006, compared to a decrease of $0.75 per Mcf in the second quarter of 2005. For calendar year 2006, the company has hedged approximately 70% to 75% of its expected gas production.

Assuming a NYMEX commodity price for the remainder of 2006 of $7.00 per Mcf of gas, the company expects the average price received for its gas production for the calendar year 2006 to be approximately $0.45 to $0.55 per Mcf below the NYMEX Henry Hub index price, including the impact of its basis hedges. Within this guidance, Southwestern is currently estimating that its market differentials for the third quarter of 2006 will be in the range of $0.30 to $0.40 per Mcf.

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Southwestern’s average realized oil price was $61.11 per barrel, including the effect of hedges, during the second quarter of 2006, compared to $40.81 per barrel in the second quarter of 2005. The company’s hedging activities lowered its average oil price $5.88 per barrel during the second quarter of 2006 and $9.27 per barrel during the same period in 2005. For calendar year 2006, the company has hedged approximately 15% to 20% of its expected crude oil production.

Lease operating expenses per Mcfe for the company’s E&P segment were $0.64 per Mcfe in the second quarter of 2006, compared to $0.43 per Mcfe in the same period in 2005, as a result of increases in gathering, compression and workover costs. The majority of the increases relate to the company’s Fayetteville Shale play.

General and administrative expenses per Mcfe were $0.60 during the second quarter of 2006, up from $0.39 for the same period in 2005, due primarily to increased compensation and other costs associated with the company’s increased staffing levels to meet the demands of the company’s expanding E&P operations, primarily related to developing the Fayetteville Shale play. Southwestern added 144 new employees during the second quarter of 2006, most of whom were hired in the company’s E&P segment.

Taxes other than income taxes per Mcfe were $0.39 during the second quarter of 2006, compared to $0.32 per Mcf for the same period in 2005. The company’s full cost pool amortization rate increased to $1.79 per Mcfe in the second quarter of 2006, compared to $1.38 per Mcfe for the same period in 2005, primarily due to increased finding and development costs. The timing and amount of production and reserve additions attributed to the company’s Fayetteville Shale play could have a material impact on the company’s per unit costs going forward.

Midstream Services - Operating income for the company’s midstream services segment, which is comprised of natural gas marketing and gathering activities, was $0.8 million for the three months ended June 30, 2006, compared to $0.9 million in the same period in 2005. The slight decrease in operating income was primarily due to increased staffing and operating costs associated with the company’s gathering activities in the Fayetteville Shale play, which was largely offset by increased margin on gas volumes marketed.

Natural Gas Distribution Segment - The company’s utility segment recorded a seasonal operating loss of $2.1 million for the three months ended June 30, 2006, compared to an operating loss of $2.4 million for the same period in 2005. The increase in operating income for this segment was due primarily to the effects of a $4.6 million annual rate increase effective October 31, 2005, partially offset by increased operating costs and expenses. Weather during the second quarter of 2006 was 50% warmer than normal and 48% warmer than the same period in 2005.

Transportation and Other - On May 2, 2006, the company sold its 25% partnership interest in the NOARK Pipeline System, Limited Partnership (NOARK) to Atlas Pipeline Partners, L.P. for $69.0 million. The company recorded a $10.9 million gain ($6.7 million after-tax) in other income related to the sale. As part of the transaction, the company assumed $39.0 million of debt obligations of NOARK Pipeline Finance, L.L.C., which the company previously guaranteed.

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First Six Months of 2006 Financial Results

E&P Segment - Operating income for the E&P segment was $130.3 million during the first six months of 2006, compared to $96.3 million during the first six months of 2005. The increase was primarily due to an 11% increase in production volumes combined with higher realized oil and gas prices.

Gas and oil production increased to 32.3 Bcfe for the six months ended June 30, 2006, as compared to 29.0 Bcfe for the first six months of 2005. The increase resulted primarily from the company’s increased production from the Overton Field in East Texas and increased production from the company’s Fayetteville Shale play. Net production from the Fayetteville Shale was 2.5 Bcf in the first half of 2006, compared to 0.5 Bcfe in the first half of 2005.

Southwestern’s average realized gas price was $7.03 per Mcf (including the effect of hedges) in the first six months of 2006 compared to $5.71 per Mcf in the first six months of 2005. The company’s hedging activities increased the average gas price realized during the first six months of 2006 by $0.16 per Mcf, compared to a decrease of $0.39 per Mcf during the same period of 2005. Southwestern’s average realized oil price was $58.91 per barrel for the first six months of 2006, compared to $39.42 per barrel during the first six months of 2005. The average realized oil prices for the first six months of 2006 and 2005 were reduced by $4.84 per barrel and $9.46 per barrel, respectively, due to the effects of the company’s hedging activities. Disregarding the impact of hedges, the average price received for the company’s gas production during the first half of 2006 was approximately $1.01 per Mcf lower than average NYMEX spot prices, compared to the average for the prior year period of approximately $0.40 per Mcf. This change was primarily due to widening locational market differentials that have occurred since the prior year period.

Lease operating expenses per Mcfe for the company’s E&P segment were $0.58 per Mcfe during the first six months of 2006, compared to $0.44 per Mcfe during the same period in 2005. The increase in lease operating expenses per Mcfe resulted from increases in gathering, compression and workover costs. The majority of the increases relate to the up-front equipment and personnel costs related to the company’s Fayetteville Shale play. Based on projected production, the company currently expects its unit operating costs for the remainder of 2006 to range between $0.65 and $0.70 per Mcfe.

General and administrative expenses per Mcfe were $0.57 during the first six months of 2006, compared to $0.39 per Mcfe in the same period in 2005, due to increased compensation and other costs associated with the company’s increased staffing levels to meet the demands of the company’s expanding E&P operations, primarily related to developing the Fayetteville Shale play. Southwestern added 244 new employees during the first half of 2006, most of which were hired in the company’s E&P segment, and expects to hire an additional 200 to 250 employees by year-end 2006. Approximately 250 to 275 of the total new hires during 2006 are expected to be employed by Southwestern’s drilling company. Southwestern currently expects its per unit G&A expense for the remainder of the year to range between $0.50 and $0.55 per Mcfe.

Taxes other than income taxes per Mcfe were $0.36 during the first six months of 2006, compared to $0.32 per Mcfe during the same period in 2005, primarily due to increased commodity prices. The company’s full cost pool amortization rate increased to $1.69 per Mcfe in the first six months of 2006, compared to $1.34 per Mcfe for the same period in

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2005, primarily due to increased finding and development costs. The company currently expects its full cost pool amortization rate to range between $1.80 and $1.90 per Mcfe for the remainder of the year. The company’s amortization rate can vary from this estimate due to changes in the level of oil and gas reserves, costs associated with developing reserves and changes in the levels of unevaluated costs. Additionally, Southwestern’s finding and development costs during 2006 are expected to be heavily impacted by the timing and amount of the company’s reserve bookings related to the Fayetteville Shale play.

Midstream Services - Operating income for the company’s natural gas marketing activities was $1.9 million during the first six months of 2006, compared to $2.0 million in the same period in 2005. The slight decrease in operating income was primarily the result of increased staffing and operating costs associated with the company’s gathering activities in the Fayetteville Shale play, which was largely offset by increased margin on gas volumes marketed.

Natural Gas Distribution Segment - Operating income for Southwestern’s utility was $5.8 million during the first six months of 2006, up from $5.1 million during the first six months of 2005. The increase in operating income for this segment resulted primarily from the effects of a rate increase implemented in October 2005, partially offset by increased operating costs and expenses. Weather during the first six months of 2006 was 22% warmer than normal and 12% warmer than the same period in 2005.

Transportation and Other - The company recorded $0.9 million in pre-tax income from operations related to its investment in the NOARK Pipeline System Limited Partnership (NOARK) for the first six months of 2006, compared to $0.3 million for the comparable period of 2005. As noted previously, the company sold its interest in NOARK during the second quarter of 2006.

Southwestern Updates Guidance for 2006

Early in the year, the company experienced delays in rig deliveries in its Fayetteville Shale play. These delays, along with temporary curtailment issues and changes in the company’s current drilling plans in East Texas, have resulted in a slight decrease in Southwestern’s oil and gas production guidance for calendar year 2006 to 73.0 to 75.0 Bcfe, an increase of 20% to 23% over its 2005 production. Production guidance for the third and fourth quarters has been updated as indicated in the table below. Southwestern’s production guidance for calendar year 2006 is as follows:

	Actual	Actual	Estimated	Estimated	Estimated
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2006
Estimated Production:
Gas (Bcf)	14.8	15.4	18.0 - 18.9	20.8 - 21.8	69.0 - 70.9
Oil (MBbls)	177	170	165 - 170	145 - 155	657 - 672
Total Production (Bcfe)	15.9	16.4	19.0 - 20.0	21.7 - 22.7	73.0 - 75.0

The company also reaffirmed and updated its guidance on certain expense items, as follows:

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Current
Full Year 2006
Projected
E&P Operating Expenses ($ per Mcfe)
Lease Operating Expenses	$0.63 - $0.68
Taxes, Other Than Income Taxes	$0.30 - $0.35
General & Administrative Expense	$0.52 - $0.57
Full Cost Pool Amortization Rate(1)	$1.80 - $1.90

Other Operating Income and Expenses ($ in millions)
Utility Operating Income	$5.5 - $6.5
Midstream Operating Income	$4.0 - $5.0
Minority Interest Deduction	$1.0 - $1.5
Net Interest Expense	$3.0 - $4.0
Income Tax Rate (100% Deferred)	38.0%

(1)

The company’s full cost pool amortization rate can vary from this estimate due to changes in the level of oil and gas reserves, costs associated with developing reserves and changes in the levels of unevaluated costs.

Assuming NYMEX commodity prices of $7.00 per Mcf of gas and $70.00 per barrel of oil for the remainder of 2006, the company is targeting net income of $165 - $170 million and net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below) of $400 - $410 million in 2006. The company expects its operating income to approximate $260 - $265 million and its net income plus interest, income tax expense, depreciation, depletion and amortization (also known as EBITDA, a non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below) to be approximately $410 - $420 million in 2006. The company has also provided an additional commodity price scenario and its corresponding estimated financial results for 2006 in the table below:

NYMEX Commodity Prices	Net Income	Operating Income	Net Cash Flow (1)	EBITDA (1)
$7.00 Gas $70.00 Oil	$165 - $170 Million	$260 - $265 Million	$400 - $410 Million	$410 - $420 Million
$8.00 Gas $70.00 Oil	$180 - $185 Million	$280 - $285 Million	$420 - $430 Million	$430 - $440 Million

(1)

Net cash flow, or net cash provided by operating activities before changes in operating assets and liabilities, and EBITDA are non-GAAP measures; see Explanation and Reconciliation of Non-GAAP Financial Measures below.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and

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disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles net cash provided by operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.

	3 Months Ended June 30,		6 Months Ended June 30,
	2006	2005	2006	2005
	(in thousands)
Net cash provided by operating activities before changes in operating assets and liabilities	$84,296	$65,065	$209,665	$138,681
Add back (deduct):
Change in operating assets and liabilities	1,386	(3,773)	19,386	25,710
Net cash provided by operating activities	$85,682	$61,292	$229,051	$164,391

The reconciliation of the company’s forecasted net cash provided by operating activities before changes in operating assets and liabilities, as shown below, has assumed no changes in assets and liabilities. Forecasting changes in operating assets and liabilities would require unreasonable effort, would not be reliable and could be misleading.

2006 Guidance
NYMEX Commodity Price Assumptions
	$7.00 Gas	$8.00 Gas
	$70.00 Oil	$70.00 Oil
($ in millions)
Net cash provided by operating activities	$400 - $410	$420 - $430
Add back (deduct):
Assumed change in operating assets and liabilities	-	-
Net cash provided by operating activities before
changes in operating assets and liabilities	$400 - $410	$420 - $430

EBITDA is defined as net income plus interest, income tax expense, depreciation, depletion and amortization. Southwestern has included information concerning EBITDA because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry.  EBITDA should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. EBITDA as defined above may not be comparable to similarly titled measures of other companies. Net income is a financial measure calculated and presented in accordance with generally accepted accounting principles. The table below reconciles 2006 forecasted EBITDA with 2006 forecasted net income.

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2006 Guidance
NYMEX Commodity Price Assumptions
	$7.00 Gas	$8.00 Gas
	$70.00 Oil	$70.00 Oil
($ in millions)
Net income	$165 - $170	$180 - $185
Add back:
Provision for income taxes - deferred	101 - 104	110 - 113
Interest expense	3 - 4	3 - 4
Depreciation, depletion and amortization	140 - 145	140 - 145
EBITDA	$410 - $420	$430 - $440

Southwestern will host a teleconference call on Wednesday, August 2, 2006, at 10:00 a.m. Eastern to discuss the company’s second quarter 2006 financial and operating results. The toll-free number to call is 888-802-2266 and the reservation number is 7454797. The teleconference can also be heard “live” on the Internet at http://www.swn.com.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in commodity prices for natural gas and oil; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the extent to which the Fayetteville Shale play can replicate the results of other productive shale gas plays; the

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potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position; the extent of the company’s success in drilling and completing horizontal wells; the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation; the company’s lack of experience owning and operating drilling rigs; the company’s ability to fund its planned capital expenditures; future property acquisition or divestiture activities; the effects of weather and regulation on the company’s gas distribution segment; increased competition; the impact of federal, state and local government regulation; the financial impact of accounting regulations and critical accounting policies; changing market conditions and prices (including regional basis differentials); the comparative cost of alternative fuels; conditions in capital markets and changes in interest rates; the availability of oil field personnel, services, drilling rigs and other equipment; and any other factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

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OPERATING STATISTICS (Unaudited)				Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Six Months
Periods Ended June 30	2006	2005	2006	2005
Exploration & Production
Production
Gas production (MMcf)	15,404	13,940	30,240	26,959
Oil production (MBbls)	170	182	347	343
Total equivalent production (MMcfe)	16,426	15,032	32,322	29,019
Commodity Prices
Average realized gas price per Mcf	$6.23	$5.71	$7.03	$5.71
Average realized oil price per Bbl	$61.11	$40.81	$58.91	$39.42
Operating Expenses per Mcfe
Lease operating expenses	$0.64	$0.43	$0.58	$0.44
General & administrative expenses	$0.60	$0.39	$0.57	$0.39
Taxes, other than income taxes	$0.39	$0.32	$0.36	$0.32
Full cost pool amortization	$1.79	$1.38	$1.69	$1.34

Marketing
Gas volumes marketed (MMcf)	16,644	15,021	30,413	29,386

Gas Distribution
Deliveries (Bcf)
Sales and end-use transportation	3.6	3.8	11.9	13.0
Number of customers at period end	146,489	143,855	146,489	143,855
Average sales rate per Mcf	$12.34	$12.57	$12.93	$9.89
Heating weather - degree days	163	315	1,950	2,217
- percent of normal	50%	98%	78%	90%

STATEMENTS OF OPERATIONS (Unaudited)					Page 2 of 5
Southwestern Energy Company and Subsidiaries

	Three Months			Six Months
Periods Ended June 30	2006	2005		2006	2005
	(in thousands, except share/per share amounts)
Operating Revenues
Gas sales	$ 107,570	$ 93,192		$ 288,368	$ 219,463
Gas marketing	34,051	30,203		65,016	54,750
Oil sales	10,409	7,428		20,444	13,539
Gas transportation and other	1,969	1,640		6,873	5,764
	153,999	132,463		380,701	293,516
Operating Costs and Expenses
Gas purchases - gas distribution	3,464	5,078		48,820	38,901
Gas purchases - midstream services	31,733	28,932		60,160	52,130
Operating expenses	16,077	12,413		30,468	24,346
General and administrative expenses	15,238	10,308		29,791	20,611
Depreciation, depletion and amortization	31,950	23,009		60,053	43,256
Taxes, other than income taxes	7,243	5,542		13,311	10,865
	105,705	85,282		242,603	190,109
Operating Income	48,294	47,181		138,098	103,407
Interest Expense
Interest on long-term debt	2,642	5,241		4,819	10,164
Other interest charges	317	358		643	668
Interest capitalized	(2,823)	(944)		(5,181)	(1,639)
	136	4,655		281	9,193
Other Income	13,281	15		16,457	199
Income Before Income Taxes and Minority Interest	61,439	42,541		154,274	94,413
Minority Interest in Partnership	(114)	(315)		(405)	(408)
Income Before Income Taxes	61,325	42,226		153,869	94,005
Provision for Income Taxes - Deferred	24,321	15,412		58,470	34,570
Net Income	$ 37,004	$ 26,814		$ 95,399	$ 59,435
Earnings Per Share:
Basic	$0.22	$0.18	(1)	$0.57	$0.41	(1)
Diluted	$0.22	$0.18	(1)	$0.56	$0.40	(1)
Weighted Average Common Shares Outstanding:
Basic	167,044,589	144,949,974	(1)	166,911,812	144,727,942	(1)
Diluted	170,888,839	150,404,066	(1)	170,918,407	150,115,522	(1)

(1) Restated to reflect the two-for-one stock split effected on November 17, 2005.

BALANCE SHEETS (Unaudited)		Page 3 of 5
Southwestern Energy Company and Subsidiaries

June 30	2006	2005
	(in thousands)
ASSETS

Current Assets	$ 336,870	$ 109,454
Investments	-	15,738
Property, Plant and Equipment, at cost	2,617,551	1,947,090
Less: Accumulated depreciation, depletion and amortization	933,556	820,277
	1,683,995	1,126,813
Other Assets	23,552	17,470
	$ 2,044,417	$ 1,269,475

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities	$ 214,640	$ 163,579
Long-Term Debt	137,200	328,100
Deferred Income Taxes	329,292	226,763
Long-term Hedging Liability	20,902	32,309
Other Liabilities	29,307	18,716
Commitments and Contingencies
Minority Interest in Partnership	11,604	12,074
Shareholders' Equity
Common stock, $.01 par value in 2006, $.10 par value in 2005; authorized 540,000,000 shares in 2006 and 220,000,000 shares in 2005, issued 168,452,336 shares in 2006 and 148,902,336 (1) in 2005	1,684	14,890	(1)
Additional paid-in capital	727,733	123,943	(1)
Retained earnings	593,620	409,896
Accumulated other comprehensive income (loss)	(20,763)	(50,334)
Common stock in treasury, at cost, 287,956 shares at June 30, 2006 and 1,929,630 (1) shares at June 30, 2005	(802)	(5,374)
Unamortized cost of restricted shares issued under stock incentive plan, 1,235,324 (1) shares at June 30, 2005	-	(5,087)
	1,301,472	487,934
	$ 2,044,417	$ 1,269,475

(1) 2005 restated to reflect a two-for-one stock split effected on November 17, 2005.

STATEMENTS OF CASH FLOWS (Unaudited)		Page 4 of 5
Southwestern Energy Company and Subsidiaries

	Six Months
Periods Ended June 30	2006	2005
	(in thousands)
Cash Flows From Operating Activities
Net Income	$ 95,399	$ 59,435
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	60,657	43,987
Deferred income taxes	58,470	34,570
Unrealized (gain) loss on derivatives	4,919	(531)
Stock-based compensation expense	2,018	1,277
Gain on sale of investment in partnership	(10,863)	-
Equity in income of NOARK partnership	(925)	(273)
Minority interest in partnership	(10)	216
Change in operating assets and liabilities	19,386	25,710
Net cash provided by operating activities	229,051	164,391

Cash Flows From Investing Activities
Capital expenditures	(357,195)	(176,981)
Proceeds from sale of investment in partnership and other property	69,065	1,040
Other items	(43)	(297)
Net cash used in investing activities	(288,173)	(176,238)

Cash Flows From Financing Activities
Debt retirement	(600)	-
Payments on revolving long-term debt	-	(179,100)
Borrowings under revolving long-term debt	-	182,200
Debt issuance costs	-	(1,180)
Tax benefit for stock-based compensation	6,397	-
Change in bank drafts outstanding	3,222	5,743
Proceeds from exercise of common stock options	2,390	3,694
Net cash provided by financing activities	11,409	11,357

Decrease in cash and cash equivalents	(47,713)	(490)
Cash and cash equivalents at beginning of year	223,705	1,235
Cash and cash equivalents at end of period	$ 175,992	$ 745

SEGMENT INFORMATION (Unaudited)							Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration & Production		Gas Distribution	Midstream Services & Other		Eliminations	Total
	(in thousands)
Quarter Ending June 30, 2006

Revenues	$106,309		$22,510	$103,572		$(78,392)	$153,999
Gas purchases	-		11,624	99,852		(76,279)	35,197
Operating expenses	10,448		6,648	948		(1,967)	16,077
General & administrative expenses	9,810		4,045	1,529		(146)	15,238
Depreciation, depletion & amortization	30,186		1,569	195		-	31,950
Taxes, other than income taxes	6,364		716	163		-	7,243
Operating Income (Loss)	$49,501		$(2,092)	$885		$-	$48,294

Capital Investments (1)	$189,309		$2,836	$14,986		$-	$207,131

Quarter Ending June 30, 2005

Revenues	$87,040		$24,433	$92,414		$(71,424)	$132,463
Gas purchases	-		14,237	91,031		(71,258)	34,010
Operating expenses	6,417		6,029	-		(33)	12,413
General & administrative expenses	5,899		4,169	373		(133)	10,308
Depreciation, depletion & amortization	21,286		1,688	35		-	23,009
Taxes, other than income taxes	4,839		671	32		-	5,542
Operating Income (Loss)	$48,599		$(2,361)	$943		$-	$47,181

Capital Investments (1)	$102,682	(2)	$2,701	$439	(2)	$-	$105,822

Six Months Ending June 30, 2006

Revenues	$235,473		$100,845	$212,359		$(167,976)	$380,701
Gas purchases	-		68,129	205,385		(164,534)	108,980
Operating expenses	18,883		13,039	1,693		(3,147)	30,468
General & administrative expenses	18,305		9,224	2,557		(295)	29,791
Depreciation, depletion & amortization	56,433		3,166	454		-	60,053
Taxes, other than income taxes	11,572		1,472	267		-	13,311
Operating Income	$130,280		$5,815	$2,003		$-	$138,098

Capital Investments (1)	$344,217		$6,331	$23,129		$-	$373,677

Six Months Ending June 30, 2005

Revenues	$169,583		$87,184	$171,591		$(134,842)	$293,516
Gas purchases	-		56,732	168,747		(134,448)	91,031
Operating expenses	12,714		11,758	-		(126)	24,346
General & administrative expenses	11,343		8,829	707		(268)	20,611
Depreciation, depletion & amortization	39,800		3,387	69		-	43,256
Taxes, other than income taxes	9,396		1,392	77		-	10,865
Operating Income	$96,330		$5,086	$1,991		$-	$103,407

Capital Investments (1)	$179,628	(2)	$4,783	$2,272	(2)	$-	$186,683

(1)  Capital expenditures include $5.7 million and $15.3 million for the three- and six-month periods ended June 30, 2006, respectively, and $8.9 million and $10.6 million for the three- and six-month periods ended June 30, 2005, respectively, relating to the change in accrued expenditures between periods.

(2)  For the three- and six-month periods ended June 30, 2005, $0.4 million and $1.9 million, respectively, of capital expenditures relating to gas gathering activities previously included in the Exploration and Production segment are now included in the Midstream Services segment.